Exhibit 99.1

Statement by Joe K. Pickett
Chairman of the Compensation Committee
Of the Fannie Mae Board of Directors
March 11, 2005

The Compensation Committee of Fannie Mae’s Board of Directors and the full Board yesterday made compensation decisions for senior executives. The principal decisions, as discussed further below, related to finalizing 2005 base salary for certain executive officers, restructuring and granting long-term incentive awards for senior officers, and restructuring goals under the Annual Incentive Plan.

The actions the Board and the Committee took with respect to the compensation of officers considered “executive officers” under OFHEO rules were reviewed by OFHEO in advance, and were taken only after the Board and the Committee received the views of OFHEO. The restricted stock grant awards for Fannie Mae’s executive officers were approved in advance by OFHEO.

The compensation actions seek to balance two critical considerations: the company’s performance, as well as the need to recruit, retain and maintain experienced and effective leadership as Fannie Mae works through this period, and in consideration of the long-term well being of the company. The Board was especially cognizant of the importance of retaining experienced personnel in order to strengthen the company’s risk profile and to ensure its safety and soundness.

With those considerations in mind, the compensation actions approved by the Compensation Committee and the Board include the following key components:

•	The Board changed the components of long-term incentive compensation. The Board determined that no compensation awards would be made to the senior executive group in the form of stock options and determined not to establish a new performance share award cycle. For these grants in 2005, the two components of long-term incentive awards were replaced by restricted stock awards that will vest over a three-year period. In setting these restricted stock awards, the Board targeted total compensation at the 50th percentile of the company’s comparator group, versus the company’s previous target of the 65th percentile.

•	The Board determined to change the goals for the 2005 Annual Incentive Plan, a key element of performance-based compensation, from growth in earnings per share to four new corporate objectives: affordable housing mission goals; progress on restatement of prior financial statements; implementation of the September 27, 2004 agreement with OFHEO and subsequent agreements; and corporate culture. Under the company’s capital restoration plan, any Annual Incentive Plan awards made to executive officers must be reviewed and approved in advance by OFHEO.

•	The Board approved a Management Group Severance Program that provides guidelines regarding the severance benefits of management-level employees at Fannie Mae, which includes executive officers, may receive if their employment is terminated as a result of corporate restructuring, reorganization, consolidation, staff reduction, or other similar circumstances. The program is effective through December 31, 2006, and OFHEO approval is required for severance benefits given to executive officers.

The effect of the compensation decisions described above, including the decision not to pay bonuses and substantially reduced long-term incentive awards for the 2004 performance year, is that overall compensation for the group of OFHEO-designated executive officers was reduced on average by approximately 45 percent compared to 2003.

The Board prepared the plan in consultation with its independent external compensation consultant, Semler Brossy. Pursuant to the September 27, 2004 agreement, the Board has submitted to OFHEO a report on the company’s compensation approach and will be consulting with OFHEO to determine a long-term compensation plan for the company.